Exhibit 99.1

Press Release

Global Power Equipment Group Agrees to Sell Deltak Division

to Hamon Corporation for $31 Million

Divestiture Expected to Strengthen Core Business

Irving, Texas, August 5, 2011- Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power” or the “Company”) today announced that it has entered into a definitive agreement to sell the operating assets of its Deltak business unit to Hamon Corporation, a subsidiary of Hamon & Compagnie International SA, for $31 million in cash, subject to working capital adjustments. The transaction is expected to close before the end of the third quarter.

“The divestiture of Deltak enables Global Power to focus management and capital resources in the power generation end markets we serve today through Braden and Williams,” said David Keller, President and Chief Executive Officer of Global Power. “We are pleased to work with Hamon on this transaction. Hamon is active in the industrial and process space with complementary product applications and plans to invest in the Deltak business to ensure its long-term success for the benefit of Deltak’s customers and associates.”

With over 1,500 boilers installed in more than 40 countries, Deltak is highly regarded for performance and durability in industrial heat recovery applications. The Deltak business accounts for approximately 7% of Global Power consolidated revenues. It has approximately 140 employees and a wholly-owned fabrication facility in the United States.

TM Capital Corp. served as financial advisor and Thompson Hine LLP served as counsel to the Company regarding this transaction.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

About Hamon Corporation

Hamon Corporation, through its subsidiaries, provides environmental and energy saving technologies for power and industrial applications. It engages in the design, erection, and demolition of concrete chimneys and silos, as well as field services. The company also designs and manufactures custom heat transfer equipment, such as convection and radiation recuperators, heat exchangers, fired heaters, gas coolers, ESP components, and economizers. In addition, it offers air pollution and thermal control equipment, including dry and wet electrostatic precipitators, baghouses, acid gas abatement systems, DeNOx systems, particulate scrubbers, urea to ammonia technologies, dust collection systems, and spare parts. The company also provides Wet Cooling and Dry Cooling systems.

Hamon Corporation serves iron and steel, aluminum, glass, incineration, cement/rock processing, waste incineration, energy and power generation, pulp and paper, pharmaceutical, chemical, petrochemical, and environmental industries. The company was founded in 1983 and is headquartered in Somerville, New Jersey. Research-Cottrell was founded in 1912 and Custodis in 1914. Hamon Corporation operates as a subsidiary of Hamon & Compagnie International SA. For more info, see www.hamon-usa.com

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed with the SEC on March 22, 2011 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Company Contact:

Jennifer Gordon

ICR

(918) 274-2280

investorrelations@globalpower.com